EXHIBIT 8



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSES



During the period from January 1, 2000 through March 31, 2000 there were no state regulatory commission decisions or analyses issued which addressed the effect of the factoring of CSW system accounts receivable rates.